EXHIBIT 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	No. 333-124647 on Form S-8 pertaining to the Teekay LNG Partners L.P. 2005 Long Term Incentive Plan,

(2)	No. 333-174220 on Form F-3 and related prospectus for the registration of up to $750,000,000 of common units representing limited partnership units, and

(3)	No. 333-170838 on Form F-3 and related prospectus for the registration of 1,052,749 common units representing limited partnership units;

of our report dated April 1, 2011, with respect to the consolidated results of operations, cash flows and changes in total equity of Teekay LNG Partners L.P. and subsidiaries for the year ended December 31, 2010, included in this Annual Report (Form 20-F) of Teekay LNG Partners L.P. for the year ended December 31, 2012.

Vancouver, Canada	/s/ Ernst &Young LLP
April 16, 2013	Chartered Accountants